Fidelity Bond Coverage

Underwriter:     Continental Casualty Company
Period for which premiums have been paid: From 12:01 a.m. on 8/19/2014 to 12:01 a.m. on 8/19/2015.

Policy Number:  169906855

Company	Coverage	Premium*
The Advisors’ Inner Circle Fund	$40,000,000	$21,055
The Advisors’ Inner Circle Fund II	$40,000,000	$12,722
The Advisors’ Inner Circle Fund III	$40,000,000	$567
Bishop Street Funds	$40,000,000	$929
KP Trust Funds	$40,000,000	$6,792
O’Connor EQQUS	$40,000,000	$185
Causeway Capital Management Trust	$40,000,000	$7,860

SEI Liquid Asset Trust	$40,000,000	$1,325
SEI Tax Exempt Trust	$40,000,000	$6,804

SEI Daily Income Trust	$40,000,000	$12,569
SEI Institutional International Trust	$40,000,000	$7,586
SEI Institutional Managed Trust	$40,000,000	$33,091
SEI Asset Allocation Trust	$40,000,000	$1,929
SEI Institutional Investments Trust	$40,000,000	$53,377
Adviser Managed Trust	$40,000,000	$2,105

New Covenant Funds	$40,000,000	$1,387

SEI Structured Credit Fund, L.P.	$40,000,000	$1,507

SEI Insurance Products Trust	$40,000,000	$10

*  SEI service entities bear 20% of the total cost of $214,750 or $42,950 leaving $171,800 to be distributed among insured funds.